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                                                       [METLIFE LETTERHEAD]
April 16, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:   MetLife Investors USA Insurance Company
      MetLife Investors USA Separate Account A
      Registration Statement on Form N-4
      File Nos. 333-137369/811-03365

Commissioners:


     Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, on behalf of itself and the MetLife Investors USA Separate Account A and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above referenced registration statement filed on Form N-4 be accelerated and declared effective on April 30, 2007, or as soon thereafter as is reasonably practicable.

    METLIFE INVESTORS USA INSURANCE COMPANY
    (Registrant)

    By: METLIFE INVESTORS USA SEPARATE ACCOUNT A

    By: /s/ Richard C. Pearson

        Richard C. Pearson
        Executive Vice President, General Counsel and Secretary

    METLIFE INVESTORS DISTRIBUTION COMPANY
    (Distributor)

    By: /s/ Richard C. Pearson

       Richard C. Pearson
       Executive Vice President, General Counsel and Secretary